QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21

SUBSIDIARIES OF THE COMPANY

Name	Jurisdiction of Incorporation/Organization
ITG Inc.	Delaware
ITG Capital, Inc.	Delaware
Inference Group LLC	Delaware
Edge Fund I L.P.	Delaware
ITG Software Inc.	Delaware
AlterNet Securities, Inc.	Delaware
ITG Ventures, Inc.	Delaware
ITG Software Solutions, Inc.	Delaware
Investment Technology Group International Limited	Ireland
ITG Investment Technology Group (Israel) Ltd.	Israel
ITG Australia Holdings PTY Ltd. (Australia)	Australia
ITG Pacific Holdings PTY Limited	Australia
ITG Australia Ltd.	Australia
ITG Global Trading Incorporated	Delaware
ITG Canada Corp.	Nova Scotia
KTG Technologies Corp.	Nova Scotia
ITG Technologies Ltd.	Ireland
Investment Technology Group Limited	Ireland
Investment Technology Group Europe Limited	Ireland
ITG Asia Holdings Ltd.	Bermuda
ITG Hong Kong Ltd.	Hong Kong

QuickLinks

SUBSIDIARIES OF THE COMPANY